DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

As of the date of the Annual Report on Form 10-K of which this exhibit forms a part, the only class of securities of Ciena Corporation (“Ciena”, “we” and “our”) registered under Section 12 of the Securities Exchange Act of 1934, as amended is our common stock, par value $0.01 per share.

DESCRIPTION OF COMMON STOCK

The following description of our common stock summarizes certain material terms and provisions of our amended and restated certificate of incorporation, our amended and restated bylaws, and the Delaware General Corporation Law. For the complete terms of our common stock, please refer to our amended and restated certificate of incorporation and amended and restated bylaws, which are incorporated by reference as exhibits to the Annual Report on Form 10-K of which this exhibit is a part, and to the applicable provisions of the Delaware General Corporation Law.

Authorized Common Stock

We have authority to issue 290 million shares of common stock, par value $0.01 per share.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “CIEN”.

Transfer Agent and Registrar

The transfer agent for our common stock is Computershare Trust Company, N.A.

Rights of Common Stock

Voting Rights; Liquidation; Dividends. Holders of our common stock are entitled:
•to one vote per share upon any matter, including, without limitation, the election of directors, on which stockholders are entitled to vote;
•upon our liquidation, dissolution or winding up, whether voluntary or involuntary, to participate in the distribution of any assets remaining after the payment of all debts and liabilities, subject to any preferential rights of holders of any outstanding shares of preferred stock; and
•to receive dividends, as may be lawfully declared from time to time by our board of directors.

Other Rights and Restrictions. The holders of our common stock do not have any preemptive or subscription rights to purchase additional securities issued by us, nor any rights to convert their common stock into other of our securities or to have their shares of common stock redeemed by us. Our common stock is not subject to redemption by us. Our amended and restated certificate of incorporation and amended and restated bylaws do not restrict the ability of a holder of common stock to transfer his or her shares of common stock.

Preferred Stock. Under our amended and restated certificate of incorporation, our board of directors has the authority to issue up to 20 million shares of preferred stock, par value $0.01 per share, in one or more series and to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption, including sinking fund provisions, the redemption price or prices, the liquidation preferences and the other preferences, powers, rights, qualifications, limitations and restrictions of any wholly unissued class or series of preferred stock and the number of shares constituting any such series and the designation thereof, or any of them.

Anti-Takeover Effects of Our Certificate of Incorporation and Bylaw Provisions

Our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that could make it more difficult to complete an acquisition of Ciena by means of a tender offer, a proxy contest or otherwise.

Undesignated Preferred Stock. Because the board of directors has the power to establish the preferences and rights of the shares of any additional series of preferred stock, it may afford holders of any preferred stock preferences, powers and rights, including voting and dividend rights, senior to the rights of holders of the common stock, which could adversely affect the holders of the common stock and could discourage a takeover of us even if a change of control of our company would be beneficial to the interests of our stockholders.

Special Stockholder Meetings. Our amended and restated certificate of incorporation provides that a special meeting of stockholders may be called only by a resolution adopted by a majority of our board of directors or by stockholders owning at least 10% of our then outstanding voting capital stock.

No Stockholder Action by Written Consent. Our amended and restated certificate of incorporation provides that stockholder action may only be taken at an annual or special meeting of stockholders and may not be taken by written consent.

Stockholder Advance Notice Procedure. Our amended and restated bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders.

Proxy Access. Our amended and restated bylaws contain provisions which provide that a stockholder, or group of up to 20 stockholders, that has owned continuously for at least three years shares of our common stock representing an aggregate of at least 3% of the voting power of the outstanding common stock, may nominate and include in Ciena’s proxy materials a specified number of director nominees, provided that the stockholder(s) and nominee(s) satisfy the requirements in our amended and restated bylaws.

Classified Board; Election and Removal of Directors; Filling Vacancies; Board Size. Our board of directors is divided into three classes, one class of which is elected each year by our stockholders, with staggered three-year terms. Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the shares of common stock outstanding will be able to elect all of our directors. Our amended and restated certificate of incorporation provides for the removal of any of our directors, with or without cause, but only with a stockholder vote by the holders of at majority of the voting power of the then outstanding voting capital stock. Other than a vacancy resulting from such removal, which may be filled at a special meeting of stockholders, any vacancy on our board of directors, however occurring, may only be filled by a majority vote of the directors then in office, though less than a quorum. Furthermore, the authorized number of directors may be changed only by a resolution of our board of directors. This system of electing and removing directors, filling vacancies and fixing the size of our board may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Amendment of Certificate of Incorporation and Bylaws. Our amended and restated certificate of incorporation provides that the approval of the holders of at least 66 2/3% of the voting power of the then outstanding voting capital stock is necessary for the amendment or repeal of certain sections thereof. Our amended and restated certificate of incorporation also provides that any adoption, amendment or repeal of our amended and restated bylaws by our stockholders requires the approval the holders of at least 66 2/3% of the voting power of the then outstanding voting capital stock.

Section 203 of the Delaware General Corporation Law. We are subject to Section 203 of the Delaware General Corporation Law, which, with specified exceptions, prohibits a Delaware corporation from engaging in any “business combination” with any “interested stockholder” for a period of three years following the time that the stockholder became an interested stockholder unless:

•before that time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•at or after that time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:
•any merger or consolidation of the corporation with the interested stockholder;
•any sale, lease, exchange, mortgage, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
•subject to specified exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or
•any receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges, or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by that entity or person.

The application of Section 203 may make it difficult and expensive for a third party to pursue a takeover attempt we do not approve even if a change in control would be beneficial to the interests of our stockholders.